EXHIBIT 23

UCONSENT OF VALUATION FIRM

We hereby consent to the inclusion in this Form 10-Q of references to our valuation report relating to the estimation of fair value of certain auction rate securities held by the Company as of December 31, 2010 and June 30, 2010.

U/s/Houlihan Capital Advisors, LLC
February 1, 2011